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                                  EXHIBIT 11.1

                            ACTIVE VOICE CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE

                                                         Year Ended March 31,
                                              -------------------------------------------
                                                 1996            1995           1994
                                              -----------     -----------     -----------
PRIMARY EARNINGS PER SHARE
Average shares outstanding                      4,515,698       4,434,541       3,276,175
Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                      128,046         168,920         226,727
Net effect of stock options issued during the
  12 months prior to the initial public
  offering at less than the offering price
  based on the treasury stock method using
  $15.00 per share, treated as outstanding for
  all periods presented                                                            39,373
Dilutive effect of Convertible Preferred Stock                                    519,323
                                              -----------     -----------     -----------
Total                                           4,643,744       4,603,461       4,061,598
                                              -----------     -----------     -----------
                                              -----------     -----------     -----------
Net income                                     $5,161,914      $5,109,725      $3,579,147
                                              -----------     -----------     -----------
                                              -----------     -----------     -----------
Per share amount                                    $1.11           $1.11           $0.88
                                              -----------     -----------     -----------
                                              -----------     -----------     -----------


FULLY DILUTED EARNINGS PER SHARE
Average shares outstanding                      4,515,698       4,434,541       3,276,175
Net effect of dilutive stock options based
  on the treasury stock method using the year
  end market price, if higher than average
  market price                                    129,690         173,683         237,616
Net effect of stock options issued during
  the 12 months prior to the initial public
  offering at less than the offering price
  based on the treasury stock method using
  $15.00 per share, treated as outstanding
  for all periods presented                                                        39,373
Dilutive effect of Convertible Preferred Stock                                    519,323
                                              -----------     -----------     -----------
Total                                           4,645,388       4,608,224       4,072,487
                                              -----------     -----------     -----------
                                              -----------     -----------     -----------
Net income                                     $5,161,914      $5,109,725      $3,579,147
                                              -----------     -----------     -----------
                                              -----------     -----------     -----------
Per share amount                                    $1.11           $1.11           $0.88
                                              -----------     -----------     -----------
                                              -----------     -----------     -----------
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